AGREEMENT

   This Agreement (this Agreement) is made as of October 24, 2003 (the Effective Date) by and between Michael R. Walker, an individual residing at 228 North Garfield Road, Kennett Square, Pennsylvania 19348 (Walker) and ElderTrust, a Maryland real estate investment trust, with a principal place of business at 2711 Centerville Road, Suite 108, Wilmington, Delaware 19808 (the Company)

     WHEREAS, Walker and the Company desire to set forth the terms under which the Company shall appoint Walker as its Executive Chairman of the Board of Directors and Acting President, Chief Executive Officer, Chief Financial Officer and Corporate Secretary, as set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Engagement. The Company hereby appoints Walker as its Executive Chairman of the Board of Directors and Acting President, Chief Executive Officer, Chief Financial Officer and Corporate Secretary and Walker hereby accepts such appointments by the Company, for the period and upon the terms and conditions contained in this Agreement.

     2. Services.
        (a) Executive Chairman. In his capacity as Executive Chairman of the Companys Board of Directors, Walker shall prepare agendas for, and Chair, the Companys Board of Directors Meetings and conduct such other activities as may reasonably be requested by the Companys Board of Directors consistent with such position.
        (b) Management Positions. During the Term, in his capacity as Acting President, Chief Executive Officer, Chief Financial Officer and Corporate Secretary of the Company, Walker will diligently and competently perform the duties and responsibilities consistent with all such positions and in accordance with the Companies policies and authorities.
        (c) Time Devoted to Service.  During the term of this Agreement,
            Walker agrees to devote a reasonable amount of time to the
            Company to fulfill the duties reasonably requested of him by the Companys Board of Directors. The Company acknowledges and agrees that, during the term of this Agreement, Walker shall be entitled to engage in other activities and hold positions and interests with other business.

     3. Term; Extension of Term; Termination.
        (a) The term of this Agreement shall extend from the Effective Date until December 31, 2004 (the Term), unless sooner terminated by the parties. Notwithstanding the foregoing, the provisions of Sections 5, 6, 7, and 9 shall survive any termination of this Agreement.

     4. Compensation. As compensation for Walker performing services for the Company, the Company shall:
        (a) issue 100,000 Share Options and Distribution Equivalent Rights with respect to 50,000 of the share options under the Companys 2003 Share Option and Incentive Plan (the Plan) as follows:
            (i) 50,000 Share Options shall vest immediately and shall
                include Distribution Equivalent Rights (as defined in the Plan); and
            (ii) 50,000 Share Options shall vest on the earlier to occur of: (x) December 31, 2004; (y) the termination of Walker as President and Chief Executive Officer by the Company, for any reason and (z) a Change of Control (as defined in the Plan). For purposes of this Agreement, termination shall be deemed to occur upon a material change in Mr. Walkers responsibilities hereunder.
        (b) a one-time, conditional amount of One Hundred and Fifty Thousand Dollars ($150,000) which shall only be payable and paid upon the final closing of any strategic transaction of the Company entered into during the term of this Agreement as determined in the reasonable and good faith judgment of the Companys Board of Directors (a Strategic Transaction).
     5. Expenses. During the term of this Agreement, the Company shall provide Walker with an office and administrative support at its corporate headquarters location at 2711 Centerville Road, Suite 108, Wilmington, DE. In the event the Company no longer maintains its principal corporate headquarters location, with a comparable level of administrative support, within five miles of its present location, then the Company shall pay Walker, on the first day of each month, the amount of Ten Thousand Dollars ($10,000). Further, the Company shall reimburse Walker for any reasonable, ordinary and necessary business expenses incurred by Walker in the performance by Walker of his duties hereunder upon receipt of vouchers therefore.
     6. Indemnification and Non-Competition Agreements. The Company reaffirms its obligations to Walker under the terms of that certain Indemnification Agreement, dated effective as of January 30, 1998 and reexecuted on October 7, 2003 (the Indemnification Agreement). Walker reaffirms his obligations to the Company under the terms of that certain Non-Competition Agreement, made January 30, 1998 (the Non-Competition Agreement). The terms of the Indemnification Agreement and Non-Competition Agreement are incorporated herein and made part hereof.
     7. Confidential Information.
        (a) Confidentiality of Information Furnished to Walker. Unless authorized or instructed in writing by the Company, Walker shall not, during or at any time after the Term of this Agreement, disclose to others, or use, or permit to be disclosed to others or used, any Confidential Information.
            As used herein, Confidential Information shall mean all data, reports, interpretations, forecasts and records and other documents and information, whether written or oral, that the


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            Company furnishes or otherwise discloses to Walker, whether furnished or otherwise disclosed before or after the date of this Agreement, regardless of whether it relates to the Company or another entity and regardless of the manner in which it is furnished, together with all analyses, compilations, studies or documents, records or data prepared by the Company or any of its representatives or by Walker, to the extent they contain or otherwise reflect such information and documents.
        (b) Requirement of Non-Disclosure. Walker acknowledges (i) that the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and would cause irreparable injury to the Company, (ii) that all such Confidential Information is the property of the Company and
            (iii) that it is essential to the protection of the Company that the Confidential Information be kept confidential and that the Confidential Information may not be disclosed by Walker, to others or used by Walker for his own advantage or the advantage of others. Walker further acknowledges that the provisions of this Section and the enforceability of such provisions against Walker are an essential element of this Agreement and that, absent such provisions and the enforceability thereof, the Company would not (i) engage
            Walker nor (ii) permit Walker access to and use of the Confidential Information. Walker further acknowledges that he is aware that the United States securities laws prohibit any person in possession of material non-public information concerning an issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.
        (c) Return of Information. Upon expiration or termination of this Agreement, Walker agrees to return to the Company any and all documents or materials constituting or, directly or indirectly, relating to any Confidential Information.
     8. Representations. Walker represents to the Company that (a) there are no restrictions, agreements or understandings whatsoever to which Walker is a party which would prevent or make unlawful his execution and delivery of this Agreement or his appointment hereunder, (b) his execution and delivery of this Agreement and his engagement hereunder does not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound, and (c) he is free and able to execute and deliver this Agreement and to become an officer of the Company.
     9. Miscellaneous.
       (a) Controlling Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
       (b) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered in person against receipt, or when sent by United States registered or certified mail, return receipt requested, postage prepaid, addressed as set forth below:

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          (i) If to Walker:
                              228 North Garfield Street
                              Kennett Square, PA  19348

          (ii) If to the Company:
                              Little Falls Centre One
                              2711 Centerville Road, Suite 108
                              Wilmington, Delaware 19808
                              Attention: Board of Trustees

     Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.
     (c) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and Walker and their respective successors and permitted assigns.
     (d) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party who executes the same, and all of which shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties reflected hereon as the signatories.
     (e) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
     (f) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. This Agreement may not be modified or amended other than by an agreement in writing.
     (g) Section and Paragraph Headings. The section and paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first above-written.

                           /s/ Michael R. Walker
                           ____________________________________
                           Michael R. Walker


                           ELDERTRUST
                           By:  Rodman W. Moorhead, III
                               _______________________________
                           Name:  Rodman W. Moorhead, III
                           Title: Chairman of Compensation Committee
                           Attest:_____________________________


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